UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
washington, d.c. 20549

FORM 8-K

current report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

 March 1, 2016
Date of Report (Date of Earliest Event Reported)

SOVRAN SELF STORAGE, INC.
 (Exact Name of Registrant as Specified in Its Charter)

Maryland (State of Other Jurisdiction Of Incorporation)	1-13820 (Commission File Number)	16-1194043 (I.R.S. Employer Identification Number)

6467 Main Street
Williamsville, New York 14221
(Address of Principal Executive Offices)

(716) 633-1850
 (Registrants' Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):
    [   ]  Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    [   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    [   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    [   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

FEDERAL INCOME TAX CONSIDERATIONS

                    Sovran Self Storage, Inc. (the "Company" or "Sovran") is filing a description of the material federal income tax considerations relating to the taxation of the Company as a real estate investment trust (a "REIT") and the acquisition, ownership and disposition of the Company's common shares. This description replaces and supersedes prior descriptions of the material federal income tax treatment of the Company and its shareholders to the extent that they are inconsistent with the description contained in this Current Report on Form 8-K.
                    The following discussion describes the material federal income tax consequences relating to the taxation of us as a REIT and the acquisition, ownership and disposition of our common shares.  For purposes hereof, references to "we," "our" and "us" mean only Sovran Self Storage, Inc. and not its subsidiaries or other lower-tier entities or predecessor, except as otherwise indicated. References to the "operating partnership" mean Sovran Acquisition Limited Partnership, our operating partnership. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. The provisions of the Internal Revenue Code, or the Code, governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated under the Code, and the administrative and judicial interpretations of the Code, rules and regulations.
                    This summary is based upon the Code, the regulations promulgated by the Treasury Department, or the Treasury regulations, current administrative interpretations and practices of the Internal Revenue Service, or IRS, (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that our operation and the operation of our subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with applicable organizational documents and agreements, and is not intended to be, and should not be construed as, tax advice. This summary does not purport to discuss all aspects of federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances, or to shareholders subject to special tax rules, such as:

•	expatriates;

•	persons who mark-to-market our common shares;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us; and, except to the extent discussed below;

•	tax-exempt organizations; and

•	non-U.S. shareholders (as defined below).
                    This summary assumes that shareholders will hold our common stock as capital assets, which generally means as property held for investment.
                    THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR SHAREHOLDER WILL DEPEND ON THE SHAREHOLDER'S PARTICULAR TAX CIRCUMSTANCES. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO THEM, IN LIGHT OF THEIR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.
Taxation of Sovran
                    We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1995. We believe that we have been organized and have operated in a manner which qualified us for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1995. We intend to continue to operate in this manner. However, our qualification and taxation as a REIT depend upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code. Accordingly, there is no assurance that we have operated or will continue to operate in a manner that will allow us to remain qualified as a REIT. Furthermore, legislative, administrative or judicial action may change, perhaps retroactively, the anticipated income tax treatment described in this prospectus. It is possible that we may be unable to meet those changed requirements. The law firm of Phillips Lytle LLP has acted as our tax counsel since our initial public offering in 1995. In the opinion of Phillips Lytle LLP, we have been organized in conformity with the requirements for qualification as a REIT beginning with our taxable year ending December 31, 1995, and our method of operation as represented by us will enable us to continue to meet the requirements for REIT qualification. This opinion is based on various assumptions and factual representations and covenants made by our management regarding our organization, assets, the present and future conduct of our business operations, the fair market value of our investments in taxable REIT subsidiaries and other items regarding our ability to meet the various requirements for qualification as a REIT, and Phillips Lytle LLP assumes that such representations and covenants are accurate and complete. REIT qualification depends upon our ability to meet the various requirements imposed under the Code through actual operating results, as discussed below. Phillips Lytle LLP will not review these operating results, and no assurance can be given that actual operating results will meet these requirements. The opinion of Phillips Lytle LLP is not binding on the IRS. In addition, the opinion of Phillips Lytle LLP is based upon existing law, Treasury regulations, currently published administrative positions of the IRS and judicial decisions, which are subject to change either prospectively or retroactively.

Taxation of REITS in General
                    In any year in which we qualify as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our net ordinary income or capital gain that is currently distributed to shareholders. The REIT provisions of the Code generally allow a REIT to deduct distributions paid to its shareholders. Shareholders generally will be subject to taxation on dividends (other than designated capital gain dividends and "qualified dividend income") at rates applicable to ordinary income, instead of at lower capital gain rates. Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the "double taxation" (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Regular corporations (non-REIT "C" corporations) generally are subject to federal corporate income taxation on their net income and shareholders of regular corporations are subject to tax on any dividends that they receive. Shareholders of non-REIT "C" corporations who are subject to individual income tax rates generally are taxed on dividends they receive at capital gain rates, which for individuals are lower than ordinary income rates, and corporate shareholders of non-REIT "C" corporations receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a non-REIT "C" corporation, subject to corporate income tax, and then distributed to shareholders and taxed at the income tax rates applicable to those shareholders.
                    Shareholders who are individual U.S. shareholders (as defined below) are taxed on corporate dividends from a non-REIT "C" corporation at a federal income tax rate of 20% for taxpayers in the 39.6% tax bracket or a maximum federal income tax rate of 15% for taxpayers in lower tax brackets under the Code (the same rates as long term capital gain rates), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. shareholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which are currently subject to a maximum federal income tax rate of 39.6%.
                    Even if we qualify as a REIT, however, we will be subject to federal income tax in the following respects:

•	We will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gain.

•	Under certain circumstances, we may be subject to the "alternative minimum tax" as a consequence of our items of tax preference, if any.

•
If we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on that income.

•
If we have net income from prohibited transactions, which are in general certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business, that income will be subject to a 100% tax.

•
If we should fail to satisfy either the 75% or 95% gross income test, which are discussed below, but have nonetheless maintained our qualification as a REIT because other requirements have been met, we will be subject to a 100% tax on (i) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by (ii) a fraction intended to reflect our profitability.

•
If we fail to satisfy any of the REIT asset tests, as described below, by larger than a de minimis amount, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.

•
If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause and not due to willful neglect, we may maintain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

•
If we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for that year, (ii) 95% of our REIT capital gain net income for that year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distributions over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior years), plus (y) retained amounts on which income tax is paid at the corporate level;

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders, as described below.

•
A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us, our tenants and/or our "taxable REIT subsidiary" (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•
If we acquire any assets from a non-REIT "C" corporation in a carry over basis transaction that have a fair market value at the time we acquire those assets in excess of their adjusted tax basis and dispose of them within the applicable recognition period related to such assets (in each case, we refer to the excess as "built-in gain"), then, to the extent of the built-in gain, this gain generally will be subject to a tax at the highest regular corporate rate (currently 35%).

•
We may elect to retain and pay income tax on our net long-term capital gain. In that case, a shareholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid. An adjustment would be made to increase the shareholder's basis in our common shares.

•
We may have subsidiaries or own interests in other lower-tier entities that are "C" corporations, including our taxable REIT subsidiary, the earnings of which will be subject to federal corporate income tax.

                    If we are subject to taxation on our REIT taxable income or subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a non-REIT "C" corporation, some of the dividends we pay to our shareholders during the following year may be subject to tax at the reduced capital gain rate, rather than at ordinary income rates. See "— Taxation of Our U.S. Shareholders" beginning on page 18.
                    In addition, notwithstanding our status as a REIT, we may have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner as they are treated for federal income tax purposes, and our subsidiaries that are not subject to federal income tax may have to pay state and local income taxes, because not all states and localities treat these entities in the same manner as they are treated for federal income tax purposes. Moreover, our taxable REIT subsidiary (as further described below) is subject to federal corporate income tax on its net income. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification — General
                    To qualify as a REIT, we must meet the requirements, discussed below, relating to our organization, sources of income, nature of assets and distributions of income to shareholders. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

(4)	that is neither a financial institution nor an insurance company subject to specified provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)
at all times during the last half of each taxable year, not more than 50% in value of the outstanding shares of which are owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals;

(7)
that makes an election to be taxable as a REIT, or has made this election for a previous taxable year that has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status; and

(8)	that meets other tests, described below, regarding the nature of its income and assets.
                    The Code provides that conditions (1) through (4) above must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) above, which we refer to as the "100 shareholder" and "five or fewer" requirements, do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. For purposes of condition (6), an "individual" generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.
                    To monitor compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and do not know, or by exercising reasonable diligence, would not have known, of a failure to meet the condition (6) above, then we will be treated as having met the condition.
                    Prior to the closing of our initial public offering in 1995, we did not satisfy several of the conditions above. Our initial public offering allowed us to satisfy the 100 shareholder and five or fewer requirements. We believe that we have been organized, have operated and have issued sufficient shares of beneficial ownership with sufficient diversity of ownership to allow us to satisfy the above conditions. In addition, our organizational documents contain restrictions regarding the transfer of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. The ownership restrictions in our charter and bylaws generally prohibit the actual or constructive ownership of more than 9.8% of the aggregate value of our outstanding stock, unless an exception is established by the board of directors. The restrictions provide that if, at any time, for any reason, those ownership limitations are violated or more than 50% in value of our outstanding stock otherwise would be considered owned by five or fewer individuals, then the number of shares of stock necessary to cure the violation will automatically and irrevocably be transferred from the person causing the violation to a trust for the benefit of designated charitable beneficiaries.
                    The REIT protective provisions of our organizational documents are modeled after certain arrangements that the IRS has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as the arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position concerning us (a private letter ruling is legally binding only as to the taxpayer to whom it was issued, and we have not sought a private ruling on this issue) or contend that we failed to enforce these various arrangements. Accordingly, there can be no assurance that these arrangements necessarily will preserve our REIT status. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

                    To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. As a result of our formation in 1995, we succeeded to tax attributes of a "C" corporation, including any undistributed earnings and profits. We do not believe that we have acquired any undistributed non-REIT earnings and profits. However, there can be no assurance that the IRS would not contend otherwise on a subsequent audit.

                    In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Since we became a REIT in 1995, our taxable year has been the calendar year.
Effect of Subsidiary Entities
                    Ownership of Partnership Interests. In the case of a REIT that is a partner in partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets, and to earn its proportionate share of the partnership's gross income, in each case, based on its pro rata share of capital interests in the partnership, for purposes of the asset and gross income tests applicable to REITs, as described below. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share, based upon our percentage capital interest, of the assets and items of income of partnerships in which we own an equity interest (including our interest in the operating partnership and its equity interests in lower-tier partnerships), is treated as our assets and items of income for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold an equity interest in a partnership, the partnership's assets and operations may affect our ability to qualify as a REIT.
                    In order to provide us with flexibility, we own the properties through the operating partnership or joint ventures owned by the operating partnership. We hold a limited partnership interest in the operating partnership. As of December 31, 2015, our aggregate holding in the operating partnership is 99.5% which is comprised of our direct limited partnership interest and the interest of our wholly-owned subsidiary, Sovran Holdings, Inc., which holds a general partner interest in the operating partnership. Sovran Holdings, Inc. is a "qualified REIT subsidiary" as defined in Section 856(i) of the Code. A qualified REIT subsidiary is any corporation that is 100% owned by a REIT at all times during the period the subsidiary is in existence. Under Section 856(i) of the Code, a qualified REIT subsidiary is not treated as a separate corporation from the REIT, and all assets, liabilities, income, deductions, and credits of the qualified REIT subsidiary are treated as assets, liabilities, income, deductions and credits, as the case may be, of the REIT. Because Sovran Holdings, Inc. is a qualified REIT subsidiary, it is not subject to federal income tax, although it may be subject to state and local tax in some states.
                    Recent legislation may alter who bears the liability in the event any subsidiary partnership is audited and an adjustment is assessed. Congress recently revised the rules applicable to federal income tax audits of partnerships (such as certain of our subsidiaries) and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Under the new rules, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The new rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed from the affected partners, subject to a higher rate of interest than otherwise would apply. Many questions remain as to how the new rules will apply, especially with respect to partners that are REITs, and it is not clear at this time what effect this new legislation will have on us. However, these changes could increase the federal income tax, interest, and/or penalties otherwise borne by us in the event of a federal income tax audit of a subsidiary partnership.
                    Taxable Subsidiaries. A REIT, in general, may jointly elect with a subsidiary, whether or not wholly owned, to treat the subsidiary as a taxable REIT subsidiary by filing a Form 8875 with the IRS. The separate existence of a taxable REIT subsidiary or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our shareholders.

                    A REIT is not treated as holding the assets of a taxable REIT subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the shares issued by such a subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends, if any, that it receives from such subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a REIT does not include the assets and income of such taxable REIT subsidiary corporations in determining the REIT's compliance with the REIT requirements, such entities may be used by the REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries.
                    Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to appropriate levels of federal income taxation. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a taxable REIT subsidiary due to transactions between a REIT, its tenants and/or a taxable REIT subsidiary, that exceed the amount that would be paid to or deducted by a party in an arm's-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.  Furthermore, effective for taxable years beginning after December 31, 2015, recently enacted legislation imposes an excise tax of 100% on a REIT with respect to the gross income of a taxable REIT subsidiary that is attributable to services provided to, or on behalf of, the REIT (and not to services provided to tenants), less properly allocable deductions, to the extent that the amount of such income is less than the amount that would be paid to a party in an arm's-length transaction. We have elected to have our subsidiary Uncle Bob's Management, LLC taxed as a taxable REIT subsidiary for federal income tax purposes.
Income Tests
                    To maintain qualification as a REIT, two gross income requirements must be satisfied annually. First, at least 75% of our gross income, excluding gross income from certain dispositions of property held primarily for sale to customers in the ordinary course of a trade or business, which we refer to as "prohibited transactions," certain hedging transactions and certain foreign currency gain recognized after July 30, 2008, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property" and interest in certain circumstances, or from certain types of temporary investments. We refer to this requirement as the "75% test." Second, at least 95% of our gross income, excluding gross income from prohibited transactions, certain hedging transactions entered into after July 30, 2008 and certain foreign currency gain recognized after July 30, 2008, for each taxable year must be derived from those real property investments and from dividends, interest (including, for tax years beginning after December 31, 2015, interest income from debt instruments issued by publicly offered REITs) and gain from the sale or disposition of stock or securities (including, for tax years beginning after December 31, 2015, gain from the sale or other disposition of debt instruments issued by publicly offered REITs) or from any combination of the foregoing. We refer to this requirement as the "95% test."
                    Rents received or deemed to be received by us will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

(1)
The amount of rent generally must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from  real property solely by reason of being based on a fixed percentage or percentages of receipts or sales.

(2)
The Code provides that rents from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of that tenant, in which case we refer to the tenant as a "related party tenant." Under a "limited rental exception" rule, however, rents received from a related party tenant that is our taxable REIT subsidiary will be included in the definition of "rents from real property" if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, if a lease with a "controlled taxable REIT subsidiary" is modified, and the rents payable by such taxable REIT subsidiary are increased on account of the modification, the increase in rents will not qualify as "rents from real property." For purposes of this rule, a "controlled taxable REIT subsidiary" is a taxable REIT subsidiary in which we own shares possessing more than 50% of the voting power or more than 50% of the total value of outstanding shares of such taxable REIT subsidiary.

(3)
If rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property."

(4)
For rents to qualify as "rents from real property," the REIT must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income. A REIT may, however, directly provide services with respect to its properties and the income will qualify as "rents from real property" if the services are "usually or customarily rendered" in connection with the rental of a room or other space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, a REIT may directly or indirectly provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property.  In such case, only the amounts for non-customary services are not treated as rents from real property. The rest of the rent will be qualifying income. If the impermissible tenant service income with respect to a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as rents from real property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, REITs are permitted to provide services to tenants or others through a taxable REIT subsidiary without disqualifying the rental income received from tenants for purposes of the REIT income tests.

Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we do not, and do not intend to, (a) charge rent that is based in whole or in part on the income or profits of any person; (b) derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents; or (c) receive rent from related party tenants, except to the extent permitted under the limited rental exception described above.

                    For approximately 10 months in 2004, we allowed new tenants to use trucks without charge for a limited period of time as an inducement for the new tenants to lease space in our facilities. We have treated the rental of trucks as the rental of personal property in connection with the rental of real property. Generally, the 15% personal property test is applied on a lease by lease basis. However, the Treasury regulations allow a REIT that rents all (or a portion) of the units in a multiple unit project under substantially similar leases to apply the 15% test on an aggregate basis for the rents received under such substantially similar leases. All of our leases at each self-storage property are substantially similar, except for the cost of the unit which varies by the size of the unit. We apply the 15% test on an aggregate basis at each of our facilities. There can be no assurance that the IRS will not successfully challenge our position that the lease of the trucks should be treated as the rental of personal property in connection with real property or our methodology for determining the portion of each lease attributable to personal property. If the IRS successfully challenged our position, we could have failed to satisfy the income tests. This could prevent us from qualifying as a REIT. See "Taxation of Sovran — Failure to Qualify" beginning on page 14 for a discussion of the consequences if we fail to meet this test.

                    We provide certain services with respect to the properties. We believe that the services provided by us are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants and, therefore, that the provision of those services will not cause rents received with respect to the properties to fail to qualify as rents from real property.
                    Prior to 2007, we earned a commission from a third party insurance company on personal property insurance sold to some of our tenants by such insurance company. We believe that the insurance contract provided by the insurance company is not a service provided by the insurance company and that the commission we earned would not be impermissible tenant service income. If the IRS successfully challenged our position on this issue, all rents from a property would not qualify for purposes of the income tests if the commission income and any other impermissible tenant service income from that property exceeded 1% of the income from that property. This could have caused us to fail the income test for such year. This could prevent us from qualifying as a REIT. See "Taxation of Sovran — Failure to Qualify" on page 14 for a discussion of the consequences if we fail to meet this test.
                    Prior to April 2012, we also earned management fees from our management of property held by joint ventures in which we are investors. For purposes of the gross income tests, income earned from management fees generally constitutes nonqualifying income. Existing Treasury regulations do not address the treatment of management fees derived by a REIT from a partnership in which the REIT holds a partnership interest, but the IRS has issued a number of private letter rulings holding that the portion of the management fee that corresponds to the REIT's interest in the partnership, in effect, is disregarded in applying the 95% gross income test when the REIT holds a "substantial" interest in the partnership. We have disregarded the portion of management fees derived from the joint venture partnerships in which we are a partner that corresponds to our interest in these partnerships in determining the amount of our nonqualifying income. There can be no assurance, however, that the IRS would not take a contrary position with respect to us, either rejecting the approach set forth in the private letter rulings mentioned above or contending that our situation is distinguishable from those addressed in the private letter rulings.
                    Our share of any dividends received from our corporate subsidiaries that are not "qualified REIT subsidiaries" (and from other corporations in which we own an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends to cause us to exceed the limit on nonqualifying income under the 75% gross income test.
                     "Interest" generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We have received interest payments from our taxable REIT subsidiaries and our joint ventures that will constitute qualifying income for purposes of the 95% gross income test but not the 75% gross income test. We do not anticipate that these amounts of interest will affect our ability to qualify under the 75% test.
                    If we fail to satisfy one or both of the 75% or 95% tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under specified provisions of the Code. These relief provisions will generally be available if our failure to meet these tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return, and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on that income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above, even if these relief provisions apply, a 100% tax would be imposed on the greater of the amount by which we fail either the 75% or 95% gross income test, multiplied by a fraction intended to reflect our profitability.

Asset Tests
                    At the close of each calendar quarter, we must also satisfy five tests relating to the nature of our assets. Under the first test, at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and certain kinds of mortgage-backed securities and mortgage loans. Effective for taxable years beginning after December 31, 2015, "real estate assets" also include certain debt instruments of "publicly-offered REITs", interests in mortgages on interests in real property, personal property to the extent that rents attributable to the property are treated as rents from real property under the applicable Code section, and a mortgage secured by real property and personal property, provided that the fair market value of the personal property does not exceed 15% of the total fair market value of all personal property. A "publicly-offered REIT" is a real estate investment trust which is required to file annual and periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934.
                    Assets that do not qualify for purposes of this 75% test are subject to the additional asset tests described below.
                    The second asset test is that the value of any one issuer's securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of taxable REIT subsidiaries held by us may not exceed 25% (20% for taxable years beginning prior to July 31, 2008 and for taxable years beginning after December 31, 2017) of the value of our gross assets.  Fifth, effective for taxable years beginning after December 31, 2015, no more than 25% of the value of a REIT's total assets may be represented by "nonqualified publicly offered REIT debt instruments." A "nonqualified publicly offered REIT debt instrument" is any real estate asset which would cease to be a real estate asset if the definition of a real estate asset was applied without regard to the reference to debt instruments issued by publicly offered REITs.
                    The 5% and 10% asset tests do not apply to securities of taxable REIT subsidiaries, qualified REIT subsidiaries or securities that are "real estate assets" for purposes of the 75% gross asset test described above.
                    The 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT's interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT's interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.
                    After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take those other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

                    We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance with such tests on an ongoing basis. However, the values of some of our assets, including the securities of our taxable REIT subsidiary, may not be precisely valued, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our assets do not meet the requirements of the REIT asset tests.
                    We would not lose our REIT status as the result of a failure of the 5% test or the 10% value test if the value of the assets causing the violation did not exceed the lesser of (i) 1% of the value of our assets at the end of the quarter in which the violation occurred or (ii) $10,000,000 and we were to cure the violation by disposing of assets within six months of the end of the quarter in which we identified the failure. In addition, for a failure of the 5% test, the 10% vote test or the 10% value test that is larger than this amount, and for a failure of the 75% test, the 25% test, or the 25% (20% for taxable years beginning prior to July 31, 2008 and for taxable years beginning after December 31, 2017) taxable REIT subsidiary asset test, we would not lose our REIT status if the failure were for reasonable cause and not due to willful neglect and we were to (i) file a schedule with the IRS describing the assets causing the violation, (ii) cure the violation by disposing of assets within six months of the end of the quarter in which we identified the failure and (iii) pay a tax equal to the greater of $50,000 or the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure. It is not possible, however, to state whether in all cases we would be entitled to these relief provisions.
Annual Distribution Requirements
                    To qualify as a REIT, we are required to make distributions, other than distributions of capital gain dividends, to our shareholders in an amount at least equal to:

(a)	The sum of:

•	90% of our "REIT taxable income," computed without regard to the dividends-paid deduction and our net capital gain, and

•	90% of our net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus

(b)	the sum of specified items of our non-cash income.
                    These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, payable to shareholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and paid with or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
                    For taxable years beginning before January 1, 2015, in order for distributions to be counted towards our distribution requirement, and to provide us with a tax deduction, they must not be "preferential dividends." A dividend is not a preferential dividend if it is pro rata among all shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.   Effective for our taxable year that began on January 1, 2015 and all future taxable years, preferential dividends distributed by us may be taken into account for purposes of determining our dividends-paid deduction so long as we continue to qualify as a publicly-offered REIT for purposes of the dividends-paid deduction for preferential dividends.

                    To the extent that we distribute less than 100%, but at least 90%, of our net taxable income, we will be subject to federal income tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gain and pay tax on such gain. In this case, we could elect to have our shareholders include their proportionate share of such undistributed long-term capital gain in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our shareholders would then increase the adjusted basis of their shares in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.
                    If we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.
                    It is expected that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. However, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute any greater amount as may be necessary to avoid income and excise taxation, due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of that income and deduction of those expenses in arriving at our taxable income, or if the amount of nondeductible expenses, such as principal amortization or capital expenditures, exceed the amount of non-cash deductions. In the event that those timing differences occur, we may find it necessary to arrange for borrowings, if possible, in order to meet the distribution requirement.
                    Under some instances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which dividends may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest to the IRS, based upon the amount of any deduction taken for deficiency dividends.
Prohibited Transactions
                    Net income derived from a "prohibited transaction" is subject to a 100% tax. A "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives. However, whether property is held as inventory or primarily for sale to tenants in the ordinary course of our trade or business depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to tenants, or that certain safe-harbor provisions of the Code that prevent such treatment will apply. The 100% tax will not apply to gain from the sale of property that is held through a taxable REIT subsidiary although such income will be subject to tax in the hands of the taxable REIT subsidiary at regular corporate income tax rates.
Foreclosure Properties
                    Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the gain would otherwise be treated as a gain from a prohibited transaction. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.
Hedging Transactions
                    From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income for purposes of the 95% gross income test to the extent such a hedging transaction is entered into on or after January 1, 2005, and will not constitute gross income for purposes of the 75% gross income test as well as the 95% gross income test to the extent such hedging transaction is entered into after July 30, 2008. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into on or prior to July 30, 2008 will be treated as nonqualifying income for purposes of the 75% gross income test. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into prior to January 1, 2005 will be qualifying income for purposes of the 95% gross income test. The term "hedging transaction," as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, and (2) for hedging transactions entered into after July 30, 2008, currency fluctuations with respect to any item of income or gain that would be treated as qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). Effective for taxable years beginning after December 31, 2015, recently enacted legislation expands the treatment of REIT hedges to exclude from gross income the income from hedging transactions that are entered into with respect to previously-acquired hedging transactions that a REIT entered into to manage interest rate or currency fluctuation risks when the previously hedged indebtedness is extinguished or property is disposed of.  To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.
Failure to Qualify
                    If we fail to qualify as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.

                    Distributions to shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In that event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be "qualified dividend income," taxable as capital gain for non-corporate shareholders, and subject to limitations set forth in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be ineligible for qualification as a REIT for the four taxable years following the year during which our qualification was lost. It is not possible to state whether in all circumstances we would be entitled to statutory relief. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limit on that income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause.

Built-In Gain
                    To the extent we held any asset that has built-in gain as of the first day of the first taxable year for which we qualified as a REIT (which was January 1, 1995), we may recognize a corporate level tax at the time we dispose of that asset. Treasury regulations have been issued requiring a "C" corporation to recognize any net built-in gain that would have been realized if the corporation had liquidated at the end of the last taxable year before the taxable year in which it qualifies to be taxed as a REIT. However, instead of this immediate recognition rule, the regulations permit a REIT to elect to be subject to rules similar to rules applicable to S corporations with built-in gains under Section 1374 of the Code. For taxable years that began prior to January 1, 2015, Section 1374 of the Code generally provided that a corporation with appreciated assets that elected S corporation status would recognize a corporate level tax on the built-in gain if the S corporation disposed of the appreciated assets within a ten-year period commencing on the date on which the S corporation election was made (the "recognition period"). Effective for our taxable year that began on January 1, 2015 and all future taxable years, the recognition period under Code Section 1374 has been reduced from 10 years to 5 years.  We elected to have rules similar to the rules of Section 1374 of the Code apply to us. For these purposes, the assets owned by us prior to becoming a REIT will be appreciated assets. Any of these assets disposed of during the recognition period beginning January 1, 1995 and ending December 31, 2004 could have given rise to a corporate level tax to the extent of the built-in gain attributable to the disposed assets. Although we did recognize a built-in taxable gain on the disposition of certain properties in 1995 prior to the date of our initial public offering, we did not have any other dispositions of such assets at a gain during the remainder of the recognition period ending December 31, 2004. In addition, if we were to acquire carry over basis assets from a "C" corporation, any excess of the fair market value of the assets over the carry over basis would be built-in gain and would be subject to corporate level tax upon our disposition of the carry over basis assets during the recognition period. To date, we have not acquired carry over basis assets from a "C" corporation, other than the assets owned when we became a REIT as of January 1, 1995.
Tax Aspects of the Operating Partnership
                    Substantially all of our investments will be held indirectly through the operating partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by the operating partnership. See "Taxation of Sovran" beginning on page 3.
Entity Classification
                    Our interests in the operating partnership involve special tax considerations, including the possibility of a challenge by the IRS of the status of the operating partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes. If the operating partnership were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In that situation, the character of our assets and items of gross income would change and preclude us from satisfying the asset tests and the income tests. See "Taxation of Sovran — Asset Tests" beginning on page 11 and "— Income Tests" beginning on page 8. This, in turn would prevent us from qualifying as a REIT. See "Taxation of Sovran — Failure to Qualify" on page 14 for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the operating partnership's status for U.S. federal income tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.
                    Treasury regulations that apply for the tax period beginning on or after January 1, 1997, provide that an "eligible entity" may elect to be treated as a partnership for federal income tax purposes. An eligible entity is a domestic business entity not otherwise classified as a corporation and which has at least two members. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury regulations in effect prior to such date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The operating partnership has claimed classification as a partnership under these regulations.

                    Even if the operating partnership is treated as a partnership under these Treasury regulations, it could be treated as a corporation for federal income tax purposes under the "publicly traded partnership" rules of Section 7704 of the Code. A publicly traded partnership is a partnership whose interests trade on an established securities market or are readily tradable on a secondary market, or the substantial equivalent thereof. While units of the operating partnership are not and will not be traded on an established trading market, there is some risk that the IRS might treat the units held by the limited partners of the operating partnership as readily tradable because, after any applicable holding period, they may be exchanged for our common shares, which are traded on an established market. A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of that partnership's gross income for a taxable year consists of "qualifying income" under the publicly traded partnership provisions of Section 7704 of the Code. "Qualifying income" under Section 7704 of the Code includes interest, dividends, real property rents, gain from the disposition of real property, and certain income or gain from the exploitation of natural resources. Therefore, qualifying income under Section 7704 of the Code generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs. We anticipate that the operating partnership will satisfy the 90% qualifying income test under Section 7704 of the Code and, thus, will not be taxed as a corporation.
                    There is one significant difference, however, regarding rent received from related party tenants. For a REIT, subject to the limited rental exception described above, rent from a tenant does not qualify as rents from real property if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively owns 10% or more of the tenant. See "Taxation of Sovran — Income Tests" beginning on page 8. Under Section 7704 of the Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively owns 10% of more of the tenant.
                    Accordingly, we will monitor compliance with both the REIT rules and the publicly traded partnership rules. The operating partnership has not requested, nor does it intend to request, a ruling from the IRS that it will be treated as a partnership for federal income tax purposes. In the opinion of Phillips Lytle LLP, which is based on the provisions of the partnership agreement of the operating partnership and on certain factual assumptions and representations by us, the operating partnership is classified as a partnership for federal income tax purposes and, therefore, should be treated as a partnership rather than an association taxable as a corporation for periods prior to January 1, 1997. Phillips Lytle LLP's opinion is not binding on the IRS or the courts.
Partnership Allocations
                    A partnership agreement will generally determine the allocation of income and losses among partners. However, these allocations will be disregarded for federal income tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury regulations promulgated under this section of the Code. Generally, Section 704(b) and the Treasury regulations promulgated under this section of the Code require that partnership allocations respect the economic arrangement of the partners. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to that item. The operating partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated under this section of the Code.
Tax Allocations with Respect to the Properties
                    Under Section 704(c) of the Code, income, gain, loss and deductions attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the "book-tax difference" associated with the property at the time of the contribution. The book-tax difference with respect to property that is contributed to a partnership is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The operating partnership acquired the majority of its assets at the time it was formed in 1995 by means of transactions treated as taxable acquisitions of assets for tax purposes. Thus, in general, there were no book-tax differences associated with these purchased assets at the time they were acquired by the operating partnership. Certain persons have, however, contributed appreciated property to the operating partnership from time to time in exchange for interests in the operating partnership.
                    The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. In general, limited partners of the operating partnership who acquired their limited partnership interests through a contribution of appreciated property will be allocated depreciation deductions for tax purposes which are lower than these deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the appreciated property, the contributed book-tax difference will generally be allocated to the limited partners who contributed the property, and we will generally be allocated only our share of capital gain attributable to the appreciation, if any, occurring after the time of contribution to the operating partnership. This will tend to entirely eliminate the book-tax difference over the life of the operating partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction, such as a sale. Thus, the carry over basis of the contributed assets in the hands of the operating partnership may cause us to be allocated lower depreciation and other deductions. We could possibly be allocated an amount of taxable income in the event of a sale of these contributed assets in excess of the economic or book income allocated to us as a result of the sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See "Taxation of Sovran — Annual Distribution Requirements" beginning on page 12.
                    Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the "traditional method" or the election of other methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction, such as a sale. We and the operating partnership have determined to use the "traditional method" to account for book-tax differences for the properties initially contributed to the operating partnership and for some assets acquired subsequently. We and the operating partnership have not yet decided what method will be used to account for book-tax differences for properties acquired by the operating partnership in the future. Any property acquired by the operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.
Basis in the Operating Partnership Interest
                    The adjusted tax basis in our interest in the operating partnership generally will be equal to the amount of cash and the basis of any other property we contribute to the operating partnership, increased by our allocable share of the operating partnership's income and our allocable share of indebtedness of the operating partnership, and reduced, but not below zero, by our allocable share of losses of the operating partnership, the amount of cash distributed to us and constructive distributions resulting from a reduction in our share of indebtedness of the operating partnership. If the allocation of our distributive share of the operating partnership's loss exceeds the adjusted tax basis of our partnership interest in the operating partnership, the recognition of this excess loss will be deferred until that time and to the extent that we have adjusted tax basis in our interest in the operating partnership. We will recognize taxable income to the extent that the operating partnership's distributions, or any decrease in our share of the indebtedness of the operating partnership, exceeds our adjusted tax basis in the operating partnership. A decrease in our share of the indebtedness of the operating partnership is considered a cash distribution.
Sale of Partnership Property
                    Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of that gain that is treated as depreciation or cost recovery recapture. However, our share as a partner of any gain realized by the operating partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of Sovran — Prohibited Transactions" on page 13. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

Taxation of our U.S. Shareholders
                    For purposes of this discussion, a "U.S. shareholder" is a holder of shares of our stock that, for federal income tax purposes, is:

•	a citizen or resident of the United States,

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state or political subdivision of the United States,

•
an estate whose income from sources without the United States is includible in gross income for federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or

•
a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. shareholder.

                    If an entity or arrangement treated as a partnership for federal income tax purposes holds our shares, the federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the federal income tax consequences to the partner of the acquisition, ownership and disposition of our shares by the partnership.
                    As long as we qualify as a REIT, distributions to our taxable U.S. shareholders generally will be includible in their income as ordinary income dividends to the extent the distributions do not exceed our current or accumulated earnings and profits. Although a portion of these dividends may be treated as capital gain dividends as explained below, no portion of these dividends will be eligible for the dividends received deduction for corporate shareholders. In determining the extent to which a distribution constitutes ordinary income for federal income tax purposes, our current or accumulated earnings and profits will generally be allocated first to distributions with respect to our preferred shares, if any, and thereafter to distributions with respect to shares of our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to non-corporate U.S. shareholders.
                    We may elect to designate a portion of distributions paid to our shareholders as "qualified dividend income." A portion of a distribution that is properly designated as qualified dividend income is taxable to U.S. shareholders who are subject to tax at rates applicable to individuals as capital gain, provided that the shareholder has held the common stock with respect to which the distribution is made for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of the following:

(1)	the qualified dividend income received by us during such taxable year from non-REIT corporations (including our taxable REIT subsidiaries);

(2)
the excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3)
the excess of any income recognized during the immediately preceding year attributable to the sale of an asset with a built-in gain that was acquired in a carry over basis transaction from a "C" corporation over the federal income tax paid by us with respect to such built-in gain.

                    Generally, dividends that we receive will be treated as qualified dividend income if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a "qualifying foreign corporation" and specified holding period requirements and other requirements are met. A foreign corporation (other than a "foreign personal holding company," a "foreign investment company," or "passive foreign investment company") will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions will consist of qualified dividend income.
                    Distributions made out of our current or accumulated earnings and profits that we properly designate as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year and without regard to the period for which a shareholder has held shares of our stock. However, corporate U.S. shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that we elect to retain amounts representing our net capital gain income, our U.S. shareholders would be taxed on their designated proportionate share of our retained net capital gain as though an amount were distributed and designated a capital gain dividend, and we would be taxed at regular corporate tax rates on the retained amounts. In addition, each U.S. shareholder would receive a credit for a designated proportionate share of the tax that we pay, and would increase the adjusted basis in its shares by the excess of the amount of its proportionate share of the net capital gain over its proportionate share of the tax that we pay. Both we and our corporate U.S. shareholders will make commensurate adjustments in our respective earnings and profits for federal income tax purposes. If we should elect to retain our net capital gain in this fashion, we will notify our shareholders of the relevant tax information within 60 days after the close of our taxable year.
                    Long-term capital gain is generally taxable at a federal income tax rate of 20% for non-corporate U.S. shareholders in the 39.6% tax bracket, a maximum federal income tax rate of 15% for non-corporate U.S. shareholders in lower tax brackets, and 35% for corporations. Capital gain attributable to the sale of depreciated real property held for more than 12 months is subject to a 25% maximum federal income tax rate for individual U.S. shareholders to the extent of previously claimed depreciation deductions.
                    Distributions in excess of our current accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted basis of the U.S. shareholder's shares but will reduce the U.S. shareholder's basis in his shares. To the extent that the distributions exceed the adjusted basis of a U.S. shareholder's shares, they will be included in income as long-term capital gain, generally taxed at a federal income tax rate of 20% for non-corporate U.S. shareholders in the 39.6% tax bracket, and a maximum federal income tax rate of 15% for non-corporate shareholders in lower tax brackets, or included in income as short-term capital gain if the shares have been held for one year or less, provided in each case that the shares are a capital asset in the hands of the shareholder.
                    Distributions that we declare in October, November or December of a taxable year to shareholders of record on a date in one of those months will be deemed to have been received by the shareholders on December 31, provided that we actually pay the dividends during the following January.
                    U.S. shareholders may not include in their individual tax returns any net operating losses or capital losses we incur. Instead, we would carry over those losses for potential offset against our future income, subject to certain limitations. Taxable distributions that we make and gain from the dispositions of our shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which a shareholder is a limited partner, against that income. In addition, taxable distributions that we make generally will be treated as investment income for purposes of the investment interest limitations. Capital gain from the disposition of shares, or distributions treated as such, however, will be treated as investment income only if the shareholder so elects, in which case that capital gain will be taxed at ordinary income rates. We will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital, capital gain or represent tax preference items to be taken into account for purposes of computing the alternative minimum tax liability of the shareholders.
                    A U.S. shareholder's sale or exchange of shares will result in recognition of gain or loss in an amount equal to the difference between the amount of cash and the fair market value of any property received on such sale or exchange, exclusive of any portion attributable to accumulated and declared but unpaid dividends that will generally be taxable to the shareholder as a distribution on the shareholder's shares, and the shareholder's adjusted basis in the shares sold or exchanged.

                    This gain or loss will be capital gain or loss, provided that the shares are a capital asset in the hands of the U.S. shareholder and will be long-term capital gain or loss if the U.S. shareholder's holding period in the shares exceeds one year. Long-term capital gain will generally be taxed to U.S. shareholders at a federal income tax rate of 20% for non-corporate U.S. shareholders in the 39.6% tax bracket, and a maximum federal income tax rate of 15% for non-corporate U.S. shareholders in lower tax brackets. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate shareholders) to a portion of capital gain realized by a non-corporate shareholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Shareholders are urged to consult with their tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our shares held for more than 12 months. In addition, in the case of a U.S. shareholder who has owned the shares for six months or less, measured by using the holding period rules of Section 857 of the Code, any loss upon a sale or exchange of shares will generally be treated as a long-term capital loss to the extent of actual or constructive distributions from us required to be treated by the U.S. shareholder as long-term capital gain.
Withholding Tax Relating to Foreign Accounts
                    Under recently enacted legislation, final and temporary regulations and administrative guidance, certain payments made on or after July 1, 2014 and gross proceeds from the sale or disposition of our shares paid on or after January 1, 2019 to "foreign financial institutions" in respect of accounts of U.S. shareholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. shareholders should consult their tax advisors regarding the effect, if any, of this new legislation on their ownership and disposition of their common shares. See "— Taxation of Shareholders — Taxation of Our Non-U.S. Shareholders — Withholding on Payments to Certain Foreign Entities" on page 24.
Taxation of Our Tax-Exempt U.S. Shareholders
                    U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this discussion as UBTI. While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt U.S. shareholder has not held our common stock as "debt financed property" within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), and (ii) our common stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our common stock generally should not be treated as UBTI to a tax-exempt U.S. shareholder.
                    Tax-exempt U.S. shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.
                    In certain circumstances, a pension trust that (i) is described in Section 401(a) of the Code, (ii) is tax exempt under section 501(a) of the Code, and (iii) owns more than 10% of our shares could be required to treat a percentage of the dividends from us as UBTI if we are a "pension-held REIT." We will not be a pension-held REIT unless (1) either (x) one pension trust owns more than 25% of the value of our shares, or (y) a group of pension trusts, each individually holding more than 10% of the value of our shares, collectively owns more than 50% of our shares and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated as held directly by its beneficiaries for purposes of the requirement that not more than 50% of the value of the outstanding shares of a REIT is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include certain entities). Certain restrictions on ownership and transfer of our shares should generally prevent a tax-exempt entity from owning more than 10% of the value of our shares, or us from becoming a pension-held REIT.
                    Tax-exempt U.S. shareholders are urged to consult their tax advisors regarding the federal, state and local tax consequences of owning our shares.

Medicare Tax
                    For taxable years beginning after December 31, 2012, a U.S. shareholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, has been and will continue to be subject to a 3.8% tax on the lesser of (1) the U.S. shareholder's "net investment income" for the relevant taxable year and (2) the excess of the U.S. shareholder's modified gross income for the taxable year over a certain threshold (which in the case of an individual will be between $125,000 and $250,000, depending on the individual's circumstances). A holder's net investment income will generally include its dividend income and its net gains from the disposition of shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

Taxation of Our Non-U.S. Shareholders
                    A "non-U.S. shareholder" is a holder of shares of our stock that is not a U.S. shareholder.
                    The rules governing the federal income taxation of non-U.S. shareholders are complex, and the following discussion is intended only as a summary of these rules. Shareholders who are non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state, local, and foreign tax laws, including any tax return filing and other reporting requirements, with respect to investment in our shares.
                    In general, a non-U.S. shareholder will be subject to federal income tax at graduated rates in the same manner as our U.S. shareholders with respect to its investment in shares if that investment is effectively connected with the non-U.S. shareholder's conduct of a trade or business in the United States or, if required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis, is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States. A corporate non-U.S. shareholder may also be subject to an additional 30% branch profits tax on the repatriation from the United States of the effectively connected earnings and profits. The balance of this discussion addresses only those non-U.S. shareholders whose investment in our shares is not effectively connected with the conduct of a trade or business in the United States.
                    A distribution by us to a non-U.S. shareholder that is not attributable to gain from the sale or exchange by us of a United States real property interest and that is not designated by us as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of our current or accumulated earnings and profits. A distribution of this type will generally be subject to federal withholding tax at the rate of 30% on the gross amount of the dividend, or a lower rate that may be specified by a tax treaty if the non-U.S. shareholder has demonstrated his entitlement to benefits under the tax treaty in the manner prescribed by the IRS. While tax treaties may reduce or eliminate the withholding obligations on our distributions, under some treaties, rates below the 30% generally applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT. Because we cannot determine our current and accumulated profits until the end of our taxable year, withholding at the rate of 30% or applicable lower treaty rate will be imposed on the gross amount of any distribution to a non-U.S. shareholder that we make and could not treat as a capital gain dividend. This 30% withholding rate will also be imposed on distributions later determined to have been made in excess of our current and accumulated earnings and profits. To the extent that distributions in excess of our current and accumulated earnings and profits exceed the adjusted basis of a non-U.S. shareholder's shares, the distributions will give rise to a tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or exchange of his shares, as discussed below. A distribution in excess of our current and accumulated earnings and profits will decrease the non-U.S. shareholder's basis in its shares of common stock and will not be subject to U.S. federal income tax to the extent of such non-U.S. shareholder's basis in its shares of common stock. A non-U.S. shareholder may seek a refund of amounts withheld on distributions to him to the extent they exceed the tax liability resulting from those distributions, provided that the required information is furnished to the IRS.
                    For any year in which we qualify as a REIT, our distributions that are attributable to gain from our sale or exchange of a United States real property interest within the meaning of Section 897 of the Code are taxable to a non-U.S. shareholder as if these distributions were gains effectively connected with a trade or business in the United States conducted by the non-U.S. shareholder. Accordingly, a non-U.S. shareholder will be taxed on these amounts at the normal capital gain rates applicable to a U.S. shareholder, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals; the non-U.S. shareholder would be required to file a federal income tax return reporting these amounts, even if the applicable withholding were imposed as described below; and corporate non-U.S. shareholders not entitled to any treaty relief or exemption may owe the 30% branch profits tax in respect of these amounts. We are required to withhold from distributions to non-U.S. shareholders 35% of the maximum amount of any distribution that could be designated by us as a capital gain dividend. However, the 35% withholding tax generally will not apply to any distribution, whether or not the distribution is attributable to gain from our sale or exchange of a United States real property interest with respect to any class of our shares that is traded on an established securities market located in the United States if the non-U.S. shareholder did not own more than 10% (more than 5% with respect to distributions before December 18, 2015) of such class of stock at any time during the one year period ending on the date of the distribution. Instead, any such distribution will be treated as a distribution subject to the ordinary dividend rules described above. In addition, for purposes of this withholding rule, if we designate prior distributions as capital gain dividends, then subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends subject to withholding. If, for any taxable year, we elect to designate as capital gain dividends any portion of the dividends paid or made available for the year to our shareholders, including our retained capital gains treated as capital gain dividends, then the portion of the capital gain dividends so designated that is allocable to the holders of shares will on a percentage basis equal the ratio of the amount of the total dividends paid or made available to the holders of the shares for the year to the total dividends paid or made available for the year to holders of all classes of our shares.
                    In addition, it is not entirely clear whether distributions that are (i) otherwise treated as capital gain dividends, (ii) not attributable to the disposition of a United States real property interest, and (iii) paid to non-U.S. shareholders who own 10% or less (5% or less with respect to distributions made before December 18, 2015) of the value of our common stock at all times during the one year period ending on the date of such distribution, will be treated as (a) long-term capital gain to such non-U.S. shareholders or as (b) ordinary dividends taxable in the manner described above. If we were to pay a capital gain dividend described in the prior sentence, non-U.S. shareholders should consult their tax advisors regarding the taxation of such distribution in their particular circumstances.
                    The amount of any tax withheld by us with respect to a distribution to a non-U.S. shareholder is creditable against the non-U.S. shareholder's federal income tax liability, and if the amount of tax withheld by us exceeds the non-U.S. shareholder's federal income tax liability with respect to the distribution, the non-U.S. shareholder may file for a refund of the excess from the IRS. In this regard, note that the 35% withholding tax rate on capital gain dividends corresponds to the maximum income tax rate applicable to corporate non-U.S. shareholders but is higher than the 15%, 20% and 25% maximum rates on capital gain generally applicable to non-U.S. shareholders subject to tax rate generally applicable to individuals. Treasury regulations provide presumptions under which a non-U.S. shareholder is subject to backup withholding and information reporting unless we receive certification from the shareholder of its non-U.S. shareholder status. The Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, our distributions to a non-U.S. shareholder that is an entity should be treated as paid to the entity or to those owning an interest in that entity, and whether the entity or its owners are entitled to benefits under the tax treaty.
                    If our shares are not "United States real property interests" within the meaning of Section 897 of the Code, a non-U.S. shareholder's gain on sale of shares generally will not be subject to federal income taxation, except that a nonresident alien individual who was present in the United States for 183 days or more during the taxable year will be subject to a 30% tax on that gain.
                    The shares will not constitute a United States real property interest if we are a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which, at all times during the preceding five-year period, less than 50% in value of its shares was held directly or indirectly by foreign persons. We believe that we are, and will be, a domestically controlled REIT and, thus, that a non-U.S. shareholder's gain on sale of shares will not be subject to federal income taxation. However, because our shares are publicly traded, we can provide no assurance that we will be a domestically controlled REIT. If we are not a domestically controlled REIT, a non-U.S. shareholder's sale of our shares will not be subject to federal income taxation as a sale of a United States real property interest and gain from the sale of such shares will not be subject to federal income taxation, if the shares are "regularly traded," as defined by applicable Treasury regulations, on an established securities market, such as the New York Stock Exchange, and the non-U.S. shareholder has at all times during the preceding five years owned 10% or less (5% or less with respect to any disposition before December 18, 2015) by value of the then-outstanding shares. If the gain on the sale of the shares were subject to federal income taxation, the non-U.S. shareholder would generally be subject to the same treatment as a U.S. shareholder with respect to its gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, would be required to file a federal income tax return reporting that gain, and in the case of corporate non-U.S. shareholders might owe branch profits tax. In any event, a purchaser of shares from a non-U.S. shareholder will not be required to withhold on the purchase price if the purchased shares are regularly traded on an established securities market or if we are a domestically controlled REIT. Otherwise, the purchaser of shares may be required to withhold 15% (or 10% on or before February 16, 2016) of the purchase price paid to the non-U.S. shareholder and to remit the withheld amount to the IRS. Any amount withheld would be creditable against the non-U.S. shareholder's tax liability.
                    In addition, recently enacted legislation provides that stock of a REIT will not be treated as a United States real property interest if the stock is held directly (or indirectly through one or more partnerships) by a "qualified shareholder" or "qualified foreign pension fund." Similarly, any distribution made to a "qualified shareholder" or "qualified foreign pension fund" with respect to REIT stock will not be treated as gain from the sale or exchange of a United States real property interest to the extent the stock of the REIT held by such qualified shareholder or qualified foreign pension fund is not treated as a United States real property interest.
                    Qualified Shareholders. A "qualified shareholder" generally means a foreign person which (i) (x) is eligible for certain income tax treaty benefits and the principal class of interests of which is listed and regularly traded on at least one recognized stock exchange or (y) a foreign limited partnership that has an agreement with the United States for the exchange of information with respect to taxes, has a class of limited partnership units which is regularly traded on the New York Stock Exchange or the Nasdaq Stock Market, and such units' value is greater than 50% of the value of all the partnership's units; (ii) is a "qualified collective investment vehicle;" and (iii) maintains certain records with respect to certain of its owners. A "qualified collective investment vehicle" is a foreign person which (i) is entitled, under a comprehensive income tax treaty, to certain reduced withholding rates with respect to ordinary dividends paid by a REIT even if such person holds more than 10% of the stock of the REIT; (ii) (x) is a publicly traded partnership that is not treated as a corporation, (y) is a withholding foreign partnership for purposes of chapters 3, 4 and 61 of the Code, and (z) if the foreign partnership were a United States corporation, it would be a United States real property holding corporation, at any time during the 5-year period ending on the date of disposition of, or distribution with respect to, such partnership's interest in a REIT; or (iii) is designated as a qualified collective investment vehicle by the Secretary of the Treasury and is either fiscally transparent within the meaning of Section 894 of the Code or is required to include dividends in its gross income, but is entitled to a deduction for distribution to a person holding interests (other than interests solely as a creditor) in such foreign person.
                    Notwithstanding the foregoing, if a foreign investor in a qualified shareholder directly or indirectly, whether or not by reason of such investor's ownership interest in the qualified shareholder, holds more than 10% of the stock of the REIT, then a portion of the REIT stock held by the qualified shareholder (based on the foreign investor's percentage ownership of the qualified shareholder) will be treated as a United States real property interest in the hands of the qualified shareholder and will be subject to Foreign Investment in Real Property Tax Act of 1980.
                    Qualified Foreign Pension Funds. A "qualified foreign pension fund" is any trust, corporation, or other organization or arrangement (A) which is created or organized under the law of a country other than the United States, (B) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (C) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (D) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (E) with respect to which, under the laws of the country in which it is established or operates, (i) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (ii) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

Withholding on Payments to Certain Foreign Entities
                    The Foreign Account Tax Compliance Act of the Hiring Incentives to Restore Employment Act (generally known as FATCA) imposes a 30% withholding tax on certain types of payments to foreign entities unless (i) the foreign entity is a "foreign financial institution" that undertakes certain due diligence reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a "foreign financial institution" and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA. Pursuant to recently issued administrative guidance and final and temporary regulations promulgated under FATCA, certain effective dates have been extended. The FATCA withholding tax could apply with respect to (i) dividends paid on shares of our common stock on or after July 1, 2014 and (ii) gross proceeds from the sale or disposition of shares of our common stock paid on or after January 1, 2019 unless the FATCA requirements are satisfied.
Withholding and Reporting Requirements
                    We will report to our U.S. shareholders and to the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding (the current rate is 28%) with respect to distributions paid unless the U.S. shareholder (i) is a corporation or comes within other exempt categories and when required demonstrates that fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from the backup withholding rules and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder who does not provide us with his correct taxpayer identification number may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. shareholder who fails to certify his non-foreign status to us.
                    An individual who is a U.S. shareholder may satisfy the requirements for avoiding backup withholding by providing us with an appropriately prepared IRS Form W-9.
                    We will report to our non-U.S. shareholders and to the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty or because the dividends were effectively connected with a U.S. trade or business. As discussed above, withholding rates of 30% and 35% may apply to distributions to non-U.S. shareholders.
                    A non-U.S. shareholder who wishes to claim the benefit of an applicable treaty rate may need to satisfy certification and other requirements, such as providing us with an IRS Form W-8BEN. A non-U.S. shareholder who wishes to claim that distributions are effectively connected with a U.S. trade or business, may need to satisfy certification and other requirements, such as providing us with an IRS Form W-8ECI.
                    The payment of the proceeds from the disposition of our shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of our shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding.

                    However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. shareholder's foreign status and has no actual knowledge to the contrary.
                    Any amounts required to be withheld from payments to shareholders will be collected by us or other applicable withholding agents for remittance to the IRS. Backup withholding is not an additional tax. If withholding results in an overpayment of taxes, over withheld amounts may be refunded or credited against the shareholder's federal income tax liability, provided that the shareholder furnishes the required information to the IRS. In addition, the absence or existence of applicable withholding does not necessarily excuse the shareholder from filing applicable federal income tax returns.

Tax Shelter Reporting
                    If a holder of our common stock recognizes a loss as a result of a transaction with respect to our common stock of at least (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a shareholder that is an individual, S corporation, trust, or a partnership with at least one non-corporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a shareholder that is either a corporation or a partnership with only corporate partners, such shareholder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of REIT securities currently are not excepted. The fact that a loss is reportable under these Treasury regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. The Code imposes significant penalties for failure to comply with these requirements. Shareholders should consult their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common shares, or transactions that we might undertake directly or indirectly. Moreover, shareholders should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Federal Estate Tax Consequences
                    Our shares that are held by a non-U.S. shareholder at time of death will be included in the shareholder's gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.
Other Tax Consequences
                    We and our shareholders may also be subject to state or local taxation in various state or local jurisdictions, including those in which we or our shareholders transact business or reside. State and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, we advise parties to consult their  own tax advisor regarding the specific federal, state, local, foreign and other tax consequences to them of the acquisition, ownership, and disposition of our shares.
Legislative or Other Actions Affecting REITs
                    The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. We cannot give any assurances as to whether, or in what form, any proposals affecting REITs or their shareholders will be enacted. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our shares.
                    Several REIT rules were recently amended under the Protecting Americans from Tax Hikes Act of 2015 (the "PATH Act") which was enacted on December 18, 2015. These rules were enacted with varying effective dates, some of which are retroactive. Shareholders should consult with their tax advisors regarding the effect of the PATH Act in their particular circumstances.

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 1, 2016	SOVRAN SELF STORAGE, INC. By /s/ ANDREW J. GREGOIRE Name: Andrew J. Gregoire Title: Chief Financial Officer